Exhibit (h)(1)

AMENDED & RESTATED

TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDED & RESTATED TRANSFER AGENT SERVICING AGREEMENT (this “Agreement”) is made and entered into in Tampa, Florida as of the last day written on the signature page by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”) U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, USBGFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers;

WHEREAS, the Trust desires to continue to retain USBGFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (collectively, the “Funds”); and

WHEREAS, the Trust and USBGFS entered into that certain Transfer Agent Servicing Agreement dated March 25, 2010, as amended from time to time, (the “Original Agreement”), which Original Agreement is amended and restated in its entirety by this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Transfer Agent

The Trust hereby appoints USBGFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

2.	Services and Duties of USBGFS

(I)	USBGFS shall provide the following transfer agent and dividend disbursing agent services to the Trust with respect to each Fund:

A.

Maintain records of the accounts for each Fund shareholder showing, but not limited to, the following information: (i) name, address and United States Tax Identification or Social Security number; (ii) number and class of shares held and number and class of shares for which certificates, if any, have been issued, including certificate numbers and denominations; (iii) historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account; (iv) any stop or restraining order placed against a shareholder’s account; (v) any correspondence relating to the current maintenance of a shareholder’s account; and (vi) Information with respect to tax withholdings.

B.

Receive and process all orders for transactions of shares in accordance with applicable statutes, rules and regulations under the 1940 Act and other relevant law, and as specified in the Fund’s prospectus and statement of additional information (or similar disclosure documents) (the “Prospectus”) as filed from time to time with the Securities and Exchange Commission (“SEC”).

C.

Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Fund’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

D.

Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Fund’s custodian. Calculate and impose any redemption or exchange fees as may be applicable under the Prospectus.

E.	Pay proceeds upon receipt from the Fund’s custodian, where relevant, in accordance with the instructions of redeeming shareholders and the terms of the Prospectus.

F.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

G.	Process exchanges between Funds and/or conversions between shares classes of Funds in accordance with the procedures described in the Prospectus.

H.

Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions and the Prospectus.

I.	Serve as the Fund’s agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans, and systematic exchange plans.

J.

Maintain and make changes to shareholder records, including, but not limited to, account names, addresses and investment or withdrawal plans (e.g., systematic investment and withdrawal and dividend reinvestment), upon presentation of proper documentation.

K.	Handle sales load and multi-class transaction processing, including rights of accumulation and purchases by letters of intent, in each case in accordance with the Prospectus.

L.

Record the issuance of shares of the Funds and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

M.	Prepare ad-hoc reports as necessary.

N.

Assist with mailing shareholder reports, Prospectuses and all other communications to shareholders required to be sent by the 1940 Act and the rules and regulations thereunder to all current shareholders of record, at intervals required by applicable law, including the 1940 Act and the rules and regulations thereunder or at the request of the Trust.

O.

Collect counts from the record shareholders who are themselves financial intermediaries with clients who are Fund shareholders of beneficial interest (the “Beneficial Shareholders”) and assist such financial intermediaries to provide an adequate number of Prospectuses, shareholder reports and all other communications to Beneficial Shareholders required to be sent by applicable law, including the 1940 Act and the rules and regulations thereunder.

P.	Prepare and file U.S. Treasury Department Forms 1099, 5498 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

Q.

Provide shareholder account information upon shareholder or Fund requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

R.

Provide to the Trust, promptly upon request, the Taxpayer Identification Number or other identifying information of any shareholder that purchased, redeemed, transferred or exchanged shares of the Funds, and the amount and dates of such shareholder purchases, redemptions, transfers, and exchanges.

S.	Assist in monitoring shareholder transaction activity for the purposes of identifying transaction activity that may be excessive to the Funds or their shareholders as outlined in the Prospectus.

T.

Execute on any directly held investor account with the Transfer Agent any instructions from the Trust to restrict or prohibit further purchases or exchanges of a Fund’s shares by a shareholder of record who has been identified by the Trust as having engaged in transactions of a Fund’s shares that violates applicable law or any policies established by the Trust for the purposes of eliminating or reducing any dilution of the value of the outstanding securities issued by the Funds.

U.

Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by a Fund, all as required by applicable federal and state tax laws and regulations.

V.	Provide a daily report of the total number of shares of a Fund sold in each state to enable the Trust or its agent to monitor such sales for blue sky law purposes.

W.

Answer telephone calls and correspondence from Fund shareholders, securities brokers and others relating to USBGFS’ duties hereunder within required time periods established by regulation and agreed-upon service levels (as applicable).

X.

Reimburse a Fund each month for all material losses resulting from “as of” processing errors for which USBGFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

Y.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund.

Z.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.

AA.

After receiving specific written authorization from an officer of the Trust, enter into an agreement on behalf of the Funds that appoints one or more designated financial intermediaries as agents of the Funds for the limited purpose of accepting orders for the purchase, exchange, and/or redemption of shares of the Funds in accordance with the Prospectus and Rule 22c-1 under the 1940 Act.

BB.

In the event (i) USBGFS directly receives a Legal Process Item (defined immediately below) that has been properly served, (ii) a Fund receives a Legal Process Item that has been properly served and delivers the Legal Process Item to USBGFS, or (iii) a Fund accepts service of a Legal Process Item that has not been properly served and delivers the Legal Process Item to USBGFS, USBGFS will act in accordance with any applicable written instructions or procedures in effect between the Trust and USBGFS. “Legal Process Item” means civil and criminal subpoenas, civil or criminal seizure or restraining orders, IRS and state tax authority civil or criminal notices including notices of lien or levy, writs of execution and other functionally equivalent legal process items directed at USBGFS or a Fund requiring that a particular action or actions be taken with respect to a current or former shareholder of a Fund or a Fund account of such a shareholder. USBGFS may in its reasonable discretion seek to limit or reduce by any reasonable means the scope and coverage of a Legal Process Item and seek extensions of the period to respond.

CC.

USBGFS agrees to reasonably cooperate with and assist the Trust with the filing by the Trust or any Fund and/or its respective officers and auditors of certifications or attestations as required by applicable law and will furnish such certifications and sub-certifications from relevant officers of USBGFS with respect to the services and recordkeeping performed by USBGFS under this Agreement as the Trust shall reasonably request. USBGFS shall also furnish to the Trust on an annual basis a copy of its SOC1 report.

DD.

Provide the following administrative services for accounts that are (a) a Traditional, SEP, Roth, or SIMPLE individual retirement account within the meaning of Section 408 of the Code, and (ii) a “CESA,” hereby defined to mean a Coverdell educational savings account within the meaning of Section 530 of the Code (each, a Tax Advantaged Account”), with respect to which a qualified affiliate of USBGFS is separately serving as the custodian (a “Custodied Account”) to the extent the particular administrative service is appropriate under the Code (as hereinafter defined), subject to applicable terms and conditions of the Code, this Agreement, appropriate written procedures, account documentation and a Fund’s prospectus:

i.

Process instructions received in good order regarding contributions, including using contribution payments actually received to purchase shares of a Fund and keep appropriate records of contributions for tax reporting purposes;

ii.

Effect instructions for distributions received in good order and establish and maintain a record of the types and reasons for distributions (e.g., attainment of age 59-1/2, disability, death, return of excess contributions);

iii.

Send blank designation of beneficiary forms to beneficial owners of Custodied Accounts (“Participants”) and process designation of beneficiary forms completed and received from Participants in good order;

iv.

Process instructions received in good order for exchanges of Fund shares, rollovers, direct rollovers, conversions, reconversions, recharacterizations, return of excess contributions and transfers of assets (or the proceeds of liquidated assets) to a successor custodian or successor trustee;

v.	Upon receipt in good order of a notification of the death of a Participant, process transfers and distributions in accordance with instructions received in good order;

vi.

Prepare any annual reports or returns required to be prepared and/or filed by a custodian of Tax Advantaged Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to the Participant or Participant’s beneficiary, as applicable;

vii.	Perform applicable federal withholding and send to the Participant or Participant’s beneficiary, as applicable, any required annual notice regarding federal tax withholding; and

viii.

Upon the receipt of a request to open a Custodied Account, provide appropriate account documentation to open the Custodied Account and thereafter as necessary to maintain the Custodied Account in compliance with the Code.

The Trust, at the reasonable request of USBGFS and in accordance with all applicable provisions of the Code, shall assist the custodian to the Custodied Accounts to transfer said accounts to a successor custodian meeting all qualifications under the Code.

(II)	USBGFS shall provide the following additional transfer agent services to the Trust with respect to each Fund for Internet Access, Vision Electronic Statement Service, Chat and INFORMATM

If the Trust so elects, USBGFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Digital Investor, Vision Electronic Statement Service, Chat and INFORMATM (Exhibit C) or the services described on Exhibit D.

The Trust hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibits C or D are selected by the Trust, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibits C or D, the exhibit shall control. The provisions of Exhibits C or D, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated.

(III)

USBGFS shall provide the following additional services to the Trust, and the Trust shall have the following duties and responsibilities, with respect to the Depository Trust & Clearing Corporation’s (“DTCC’s”) Mutual Fund Profile II Services (“MFP II”):

A. Duties and Responsibilities of USBGFS for MFP II Services

a.	Input and maintain Fund data information into DTCC’s MFP II services for the Trust as further described below.

b.	Gather Fund data from the Trust and any other such applicable sources such as SEC registration documents, TA2000 and USBGFS’ internal repository, MFX.

c.

Input pertinent data into MFP II, including but not limited to, CUSIP numbers, account minimums, allowable social codes, blue sky registered states, 12b-1 information, breakpoint linking rules, and other Fund information.

d.	Ongoing maintenance of existing data in MFP II, including adds/deletes, as necessary.

e.	Annual review of information in MFP II and remediation as needed.

f.	Notify the Trust of proposed additions, deletions, or revisions of data to be included in MFP II and release such data for publication in MFP II after review and authorization by the Trust.

g.	Assist the Trust in verifying the accuracy of any of the information entered into MFP II.

B. Duties and Responsibilities of the Trust for MFP II Services

a.	The Trust shall furnish to USBGFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

b.

The Trust shall review all data that USBGFS enters, deletes, or modifies in MFP II. The Trust shall provide written confirmation to USBGFS that it has reviewed such entry, deletion, or modification, that such data is correct, and that it authorizes USBGFS to release such entry, deletion, or modification in MFP II. The parties acknowledge and agree that USBGFS will not enter any data into MFP II, or make any deletions or modifications to data in MFP II, without such written authorization.

c.	The Trust acknowledges that USBGFS is not responsible for determining or confirming the accuracy of the information provided to USBGFS by third parties.

C. USBGFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ACCURACY OF FUND DATA

RECEIVED, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTEIS AS TO THE ACCURACY OF SUCH INFORMATION OR ITS FITNESS FOR A PARTICULAR PURPOSE.

(IV)

USBGFS may use its affiliates to provide any of the services to be provided under this Agreement. Any such affiliate shall be held to the same standard of care as USBGFS would be under this Agreement, and USBGFS shall be responsible for the provision of such services to the same extent as if provided by USBGFS. The Trust consents to the use of such affiliates and to USBGFS providing to such affiliates any information regarding the Trust or its shareholders as may be required to provide such service.

(V)

USBGFS hereby agrees that commercially reasonable service levels (“SLAs”) will be observed and complied with by it in the performance of its services hereunder, subject to final agreement between the parties on the terms and conditions of more specific SLAs. The parties hereto covenant to one another to negotiate in good faith on the SLAs and to either amend this Agreement or to execute a side agreement to memorialize such SLAs once finalized.

3.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBGFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Exchange Act. Costs associated with such searches will be passed through to the Trust as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit D hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory search under Rule 17Ad-17, the Trust hereby authorizes USBGFS to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state, to enter into agreements with vendors to conduct such additional searches, and to charge the reasonable and customary costs of such additional searches to the account of the lost shareholder. In advance of undertaking such additional efforts and charging the accounts of lost shareholders, USBGFS agrees to provide reasonable cost estimates to the appropriate officers of the Trust.

4.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it had an opportunity to review and consider the written procedures provided by USBGFS describing various processes used by USBGFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and identity theft prevention program responsibilities, are reasonably designed to help: (i) prevent the Trust from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, the USA Patriot Act of 2001, the Fair and Accurate Credit Transactions Act of 2003, and the implementing regulations thereunder (together “AML Rules”).

Based on this determination, the Trust hereby instructs and directs USBGFS to implement the Procedures, as applicable, on the Trust’s behalf, as such may be amended from time to time. It is contemplated that these Procedures will be amended from time to time by USBGFS and any such amended Procedures will be provided to the Trust. Should the Trust desire that USBGFS perform services not provided for in the Procedures, such additional services and the associated cost must be specifically detailed in the attached fee schedule.

The Trust acknowledges and agrees that although it is directing USBGFS to implement the Procedures on its behalf, USBGFS is implementing the Procedures solely as a service provider to the Trust. Notwithstanding the foregoing, USBGFS represents to the Trust that the Procedures will at all times throughout the term of this Agreement comply with all applicable law and regulation, including the AML Rules.

Without limitation of the foregoing, USBGFS shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the National Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Trust and the intermediary.

The Trust hereby directs, and USBGFS acknowledges, that USBGFS shall (i) permit federal regulators access to such information and records maintained by USBGFS and relating to USBGFS’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBGFS’ implementation of the Procedures on behalf of the Trust.

USBGFS agrees to certify to the Trust, on a quarterly basis, that it has implemented its anti-money laundering program, including the Procedures, in accordance with Section 4 of this Agreement, and to provide related reports and permit inspection of its Procedures (and its compliance therewith) by the Trust, including its AML Chief Compliance Officer, as may be requested by the Trust. Furthermore, USBGFS agrees to promptly notify the Trust’s designated anti-money laundering officer of any Fund account, shareholder or beneficial owner that is a subject of a suspicious activity report filing or an OFAC, United Nations, or other applicable sanction.

5.	Compensation

USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit D hereto (as amended from time to time). USBGFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit D as are reasonably incurred by USBGFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Trust to USBGFS shall only be paid out of assets and property of the particular Fund that incurred the expense.

6.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)

A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement; and

(5)

All records of the Trust (including, without limitation, all shareholder and account records) provided to USBGFS by the Trust are accurate and complete and USBGFS is entitled to rely on all such records in the form provided.

B.	USBGFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business and will provide its services hereunder in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)

It has the financial resources, personnel and organizational requisites to enable it to perform its obligations under this Agreement and agrees to notify the Trust of any change in its circumstances which would adversely impact its ability to perform its obligations under this Agreement;

(5)

There is no action, suit or proceeding before or by any court or governmental agency or body or otherwise, now pending, or to the knowledge of USBGFS, threatened against or affecting USBGFS which might result in a material adverse change in the condition, financial or otherwise, of USBGFS;

(6)	It will maintain a commercially appropriate level of errors and omissions or professional liability insurance coverage; and

(7)	It is a registered transfer agent under the Exchange Act.

7.	Standard of Care; Indemnification; Limitation of Liability

A.

USBGFS shall exercise reasonable care, prudence and diligence in the performance of its duties under this Agreement. USBGFS shall not be liable for any error of judgment, mistake of law, fraud or misconduct by the Trust, any Fund, the adviser or any other service provider to the Trust or a Fund (other than USBGFS or any of its affiliates), or any employee of the foregoing; or for any loss suffered by the Trust, a Fund, or any third party in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ or any affiliates’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from their bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

B.

Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care, prudence and diligence in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBGFS and its officers, directors, managers, and employees (the “USBGFS Indemnified Parties”) from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) (collectively “Losses”) that any such USBGFS Indemnified Party may sustain or incur or that may be asserted against a USBGFS Indemnified Party by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to a USBGFS Indemnified Party by any duly authorized officer of the Trust, except for any Losses arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.

C.

USBGFS shall indemnify and hold the Trust (including each Fund) and its trustees, officers, and employees (collectively the “Trust Indemnified Parties”) harmless from and against any and all Losses that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement.

D.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

E.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants (e.g., SSAE 16 or SOC 1) on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

F.

Notwithstanding anything herein to the contrary, USBGFS reserves the right to reprocess and correct administrative errors at its own expense. USBGFS shall promptly notify the applicable Fund of any material administrative error and shall consult with the Fund about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Fund’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Fund compliance.

G.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

H.	The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.
I.

If USBGFS or an affiliate thereof is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS or any affiliate of any obligation or liability when acting in such other capacity.

8.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBGFS, upon request, any data necessary to perform the services described herein at such times and in such form as mutually agreed upon. For the avoidance of doubt and notwithstanding the foregoing, USBGFS agrees that, to the extent required in order to carry out any of its obligations hereunder, USBGFS will coordinate with all other service providers of the Funds, including each custodian and administrative agent of the Funds, whether or not affiliated with USBGFS.

9.	Proprietary and Confidential Information

A.

USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust, each Fund and prior, present, or potential shareholders of the Funds (and clients of said shareholders) (together, the “Shareholders”), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information, other than personal data which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph. USBGFS agrees to promptly and securely delete such data after the expiration of the longest of the retention periods necessary to perform the services, consistent with litigation holds, or as otherwise required by statutory or regulatory requirements.

Further, USBGFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act and other applicable privacy laws, rules or regulations, as may be modified from time to time. In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust, each Fund and their Shareholders.

B.

In addition, USBGFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to the Shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) ensure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry (including the encryption of data where necessary or appropriate). Upon written request from the Trust, USBGFS shall provide a written description of its Information Security Program. USBGFS shall provide related reports and information responding to reasonable due diligence requests regarding its compliance with its Information Security Program and shall notify the Trust (including at Informationsecurity@doubleline.com), expeditiously and without unreasonable delay, in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of a Fund (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). USBGFS shall promptly investigate, remedy and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. USBGFS shall bear the cost of the Security Breach only if USBGFS is determined to be responsible for such Security Breach. In addition to, and without limiting the foregoing, USBGFS shall promptly cooperate with the Trust or any of its affiliates’ regulators at USBGFS’s expense to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

C.

The Trust agrees on behalf of itself and its trustees, officers, agents and representatives to treat confidentially and as proprietary all non-public information relative to USBGFS (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by USBGFS. Information which has become known to the public through no wrongful act of the Trust or any of its trustees, officers, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from USBGFS, shall not be subject to this paragraph.

D.

The Trust shall not make any written representations regarding the services provided by or the responsibilities of USBGFS or its affiliates under this Agreement, whether in the Trust’s registration statement, offering documents, marketing or promotional materials, policies, or otherwise, that explicitly or implicitly ascribe to USBGFS or its affiliates duties or responsibilities under this Agreement that are not specifically stated herein.

E.

Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of USBGFS as a service provider and the scope of such services, copies of this Agreement, and such other information as may be desired or required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) upon written consent of the Trust (which will not be unreasonably withheld), USBGFS shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

10.	Records

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as required by the rules and regulations of appropriate government authorities applicable to registered investment companies, including, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. Notwithstanding the foregoing, USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

11.	Compliance with Laws

A.

USBGFS and the services it provides hereunder shall in all cases comply with all applicable law and regulation and any changes thereto affecting its services to the Trust and USBGFS shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such regulatory requirements. USBGFS shall furnish upon request its written policies and procedures adopted by USBGFS which are required to be approved by the Trust’s Board of Trustees pursuant to Rule 38a-1 under the 1940 Act (“Rule 38a-1 Procedures”) to the Trust’s Chief Compliance Officer (“CCO”) and a summary thereof, for review and the Trust’s Board of Trustees for approval. In addition, with regard to that Board of Trustees approval, USBGFS shall furnish an analysis of how its Rule 38a-1 Procedures satisfy applicable legal requirements and an assessment of the risks relating to its operations. USBGFS further agrees to cooperate with the Trust in its review of such written policies and procedures, and to permit the CCO and personnel of DoubleLine Capital LP and DoubleLine Alternatives or its agents acting at the CCO’s direction to conduct reasonable on-site evaluations, due diligence inquiries and other on-going compliance monitoring at USBGFS’s offices or otherwise. USBGFS will provide to the Trust such certifications and sub-certifications as the Trust shall reasonably request from time to time regarding its Rule 38a-1 Procedures, including a quarterly certification of compliance with its Rule 38a-1 Procedures. USBGFS further agrees to provide on an annual basis to the Trust and the CCO, so that the Trust can satisfy its obligations under Rule 38a-1, changed policies and procedures and a summary of any material change made to its Rule 38a-1 Procedures since the date of its last certification of compliance with the Rule 38a-1 Procedures. USBGFS agrees that it shall promptly notify the Trust in the event it discovers that a “material compliance matter” (as such term is defined in Rule 38a-1 under the 1940 Act) arises with respect to the services USBGFS is required to provide hereunder.

B.	The Trust shall immediately notify USBGFS if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current Prospectus.

(1)

The parties acknowledge that the Funds are registered for public sale only in the United States. Neither the Trust or its distributor has any present intention to market shares of the Funds in the European Union or the Cayman Islands, which the Trust acknowledges would require compliance with the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”) or the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), as applicable. The Trust covenants to USBGFS that if this present intention to market the Funds’ shares only in the United States were to change such that marketing efforts were to commence in the European Union or the Cayman Islands, it must advise USBGFS of such change prior to commencing such marketing activities and the parties agree to negotiate an amendment to this Agreement to add any relevant provisions hereto required by the GDPR and/or the DPL

12.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBGFS, USBGFS will promptly, upon such termination and at the reasonable expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBGFS has maintained the same, the Trust shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust shall also pay any reasonable fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination.

13.	Term of Agreement; Amendment

A.

This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of five (5) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least ninety (90) days prior to the end of the then current term that it will not be renewing the Agreement.

B.

Subject to Section 14, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving ninety (90) days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.

D.

This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Trust, and authorized or approved by the Trust’s Board of Trustees.

14.	Early Termination

In the absence of any material breach of this Agreement, should a party elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the then current term, the terminating party agrees to pay the following with respect to each Fund subject to the termination:

a.	all reasonable fees and costs associated with converting services to successor service provider; and
b.

in the case of the Trust electing early termination, all reasonable fees and costs associated with any record retention and/or tax reporting obligations of USBGFS that may not be eliminated due to the conversion to a successor service provider.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBGFS, or by USBGFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

16.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by electronic transmission to the other party’s address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services

777 E. Wisconsin Ave.

Milwaukee, WI 53202

Attn: President

Email: Aiplegal@usbank.com

and notice to the Trust shall be sent to:

DoubleLine Funds Trust

2002 North Tampa Street, Suite 200

Tampa, Florida 33602

Email: Legal@doubleline.com

20.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.

21.	Trust Limitation

USBGFS agrees that the obligations assumed by the Trust on behalf of the Funds pursuant to this Agreement shall be limited in all cases to the assets of the relevant Fund(s). USBGFS further agrees that it will not seek satisfaction of any obligation of the Trust or any Fund from any Shareholders of any Fund, from the Board of Trustees or any individual Trustee, or from any officer, employee or agent of the Trust or any Fund. USBGFS understands that the rights and obligations of each Fund, or series, under the Declaration of Trust of the Trust are separate and distinct from those of any and all other series.

22.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

(SIGNATURES ON THE FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

DOUBLELINE FUNDS TRUST

By: /s/ Henry Chase

Name: Henry Chase

Title: Treasurer and Principal Financial and Accounting Officer

Date: 3/28/2023

U.S. BANCORP FUND SERVICES, LLC

By: /s/ Gregory Farley

Name: Gregory Farley

Title: Sr. Vice President

Date: 3/31/2023

[Signature Page – Transfer Agent Servicing Agreement]

Exhibit A to the Amended & Restated Transfer Agent Servicing Agreement

Separate Series of DoubleLine Funds Trust

Name of Series

DoubleLine Total Return Bond Fund

DoubleLine Core Fixed Income Fund

DoubleLine Emerging Markets Fixed Income Fund

DoubleLine Low Duration Bond Fund

DoubleLine Floating Rate Fund

DoubleLine Multi-Asset Growth Fund

DoubleLine Shiller Enhanced CAPE Fund

DoubleLine Flexible Income Fund

DoubleLine Low Duration Emerging Markets Fixed Income Fund

DoubleLine Selective Credit Fund

DoubleLine Long Duration Total Return Bond Fund

DoubleLine Strategic Commodity Fund

DoubleLine Global Bond Fund

DoubleLine Infrastructure Income Fund

DoubleLine Shiller Enhanced International CAPE

DoubleLine Real Estate and Income Fund

DoubleLine Emerging Markets Local Currency Bond Fund

DoubleLine Income Fund

DoubleLine Multi-Asset Trend Fund

Exhibit B to the Amended & Restated Fund Transfer Agent Servicing Agreement

“As of” Processing Policy

USBGFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBGFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least 1⁄2 cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBGFS will reset the “as of” ledger each calendar month so that any losses which do not exceed the materiality threshold of 1⁄2 cent will not be carried forward to the next succeeding month. USBGFS will notify the adviser to the Fund on the daily share sheet of any Net Material Losses regardless of the party responsible.

Exhibit C to the Amended & Restated Transfer Agent Servicing Agreement

1.	Services and Definitions

A.

Internet Access – Internet access by Shareholders to their account information and investment transaction capabilities (“Internet Service”). Internet Service is connected directly to the Fund group’s web site(s) through a transparent hyperlink. To the extent offered by the Trust, Shareholders can access, among other information, account information and portfolio holdings within the Funds, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	“InformaTM” means the system made available through DST Output, a wholly owned subsidiary of DST Systems, Inc. (“DST”) known as “InformaTM”

C.

“INFORMA Services” means the services that enable DST to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users available to consenting end-users (“User”, as defined below) through the systems known as Fan Web or Digital Investor (as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed. INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.

D.

“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.

E.	“Vision Electronic Statement Services” – Online account access for broker/dealers, financial planners, and registered investment advisers (“RIAs”).

F.

“Chat” – A web-based system to permit Shareholders to engage customer service agents through Internet chat. Services offered through chat are the same as through telephone servicing and include account information, transaction history, account maintenance, purchase, liquidation, etc.

G.	“Digital Investor” – An internet portal for Shareholder access (a successor to Fan Web)

H.	“Fan Web” – An internet portal for Shareholder access.

I.	Electronic Services shall consist of those services set out in paragraph A through H above (“Electronic Services”).

J.	“End User(s)” or “User(s)” means the consenting person(s) to whom Electronic Services are made available.

2.	Duties and Responsibilities of USBGFS

USBGFS shall:

A.

Make the Internet Service available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBGFS’ reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.

Provide installation services for Electronic Services, which shall include review and approval of the Trust’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Fund to implement and maintain) a hypertext link between the Electronic Services site and the Fund’s web site(s) and testing the network connectivity and performance.

C.

Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Trust’s officers and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBGFS to the Electronic Services customers, as determined solely by USBGFS or (ii) maintenance of customized features.

D.

Establish systems to guide, assist and permit End Users (as defined above) who access the Electronic Services from the Trust’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBGFS.

E.

Address and mail, at each applicable Fund’s expense, notification and promotional mailings and other communications provided by the Fund to shareholders regarding the availability of the Electronic Services.

F.

Prepare and process new account applications received through the Internet Service from Shareholders determined by a Fund to be eligible for such services and in connection with such, the Fund agrees to permit the establishment of Shareholder bank account information over the Internet in order to facilitate purchase activity through ACH.

G.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the applicable Fund’s shares upon completion of the transaction.

H.

Informa, Digital Investor, Fan Web, Vision, and E-Statement are provided by a third party (“Third Party Electronic Services”). Third Party Electronic Services utilize commercially reasonable encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. USBGFS will take commercially standard actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site(s) that provide the Electronic Services and related network(s), against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

I.	Inform the Trust promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBGFS becomes aware.

J.

Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Trust to USBGFS in writing from time to time, and all “point and click” features of the Electronic Services relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications.

K.

Establish and provide to the Trust written procedures, which may be amended from time to time by USBGFS with the written consent of the Trust, regarding End User access to the Electronic Services and that are reasonably designed to protect the security and confidentiality of information relating to the Funds and End Users.

L.

Provide the Funds with daily reports of transactions listing all purchases or transfers made by each End User separately. USBGFS shall also furnish the Funds with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

M.

Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Trust with a copy of the auditor’s report promptly.

N.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

O.	Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site.

P.	Ensure the E-Statement is available for the User on the Fund’s Internet site for a minimum period of 24 months after delivery.

3.	Duties and Responsibilities of the Trust

The Fund or the End User, respectively, assume exclusive responsibility for the consequences of any instructions it may give to USBGFS, its own failure to properly access the Electronic Services in the manner prescribed by USBGFS, and its failure to supply accurate information to USBGFS.

The Trust or a Fund, as applicable, shall:

A.

Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBGFS.

B.

Be responsible for designing, developing and maintaining one or more web sites for the Funds through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Funds shall provide USBGFS with the name of the host of the Funds’ web site server and shall notify USBGFS of any change to the Funds’ web site server host.

C.	Provide USBGFS with such information and/or access to the Funds’ web site(s) as is necessary for USBGFS to provide the Electronic Services to End Users.

D.

Promptly notify USBGFS of any problems or errors with the applicable Electronic Services of which the Trust becomes aware or any changes in policies or procedures of the Fund requiring changes to the Electronic Services.

4.	Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible through the Electronic Services or Funds’ web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A. Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit C. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B. The Funds’ web site(s) and the Electronic Services may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C. Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the aggrieved party seeking equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

6.	Compensation

USBGFS shall be compensated for providing the Electronic Services selected by the Trust from time to time in accordance with the fee schedule set forth in Exhibit D (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.

Subject to Section 2, USBGFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBGFS’ sole liability to the Trust, a Fund, or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBGFS hereunder shall be to use its best efforts to commence or resume the Electronic Services as promptly as is reasonably possible, so long as the delay or interruption was not the proximate result of USBGFS’s gross negligence or willful misconduct.

B.

USBGFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust, each Fund and their trustees, officers, agents, and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Fund Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.

If an injunction is issued against the Trust or a Fund’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBGFS shall, at its own option and expense, either (i) procure for the Trust or Fund the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust or Fund, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Fund. If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trust or Fund, the Trust may terminate all rights and responsibilities under this Exhibit C immediately on written notice to USBGFS.

D.

Because the ability of USBGFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBGFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBGFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBGFS or its affiliates) that cause a disruption of the Electronic Services, unless USBGFS did not exercise reasonable care in following commercial standards to protect the Electronic Services.

E.	USBGFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input.

F.

Notwithstanding anything to the contrary contained herein, USBGFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBGFS. USBGFS is entitled to reasonably presume that all information and transaction requests submitted through the Electronic Services are genuine in the absence of actual information to the contrary. USBGFS will not be liable for any loss, liability, cost or expense for reasonably following instructions communicated through the Electronic Services, including fraudulent or unauthorized instructions.

8.	File Security and Retention; Confidentiality

A.

USBGFS and its agents will provide commercially reasonable security provisions to ensure that unauthorized third parties do not have access to the Funds’ data bases, files, and other information provided by the Fund to USBGFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Fund Files”). USBGFS’ security provisions with respect to the Electronic Services, the Funds’ web site(s) and the Fund Files will be no less protected than USBGFS’ security provisions with respect to its own proprietary information. USBGFS agrees that any and all Fund Files maintained by USBGFS for the Funds hereunder shall be available for inspection by the Fund’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBGFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act and other applicable law. USBGFS will take such actions as are necessary to protect the intellectual property contained within the Funds’ web site(s) or any software, written materials, or pictorial materials describing or creating the Funds’ web site(s), including all interface designs or specifications. USBGFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Funds’ web site(s). In addition, USBGFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBGFS’ delivery of the Electronic Services.

B.

USBGFS shall treat as confidential and not disclose or otherwise make available any of the Funds’ lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBGFS who have a need to access the Confidential Information to perform services for the Trust or a Fund hereunder. USBGFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBGFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon a Fund’s request, USBGFS shall return to the Fund, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.

Notwithstanding the above, USBGFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBGFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBGFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) End Users will no longer be able to access the Electronic Services and (ii) the applicable Funds will, to the extent reasonably technically practicable and permitted by applicable law, return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBGFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium, except to the extent a Fund is required to keep copies of such records under applicable law.

Exhibit D to the Amended & Restated Transfer Agent Servicing Agreement

TRANSFER AGENT & SHAREHOLDER SERVICES ACCOUNT SERVICES FEE SCHEDULE As of January 1, 2023

Annual Basis Point Fee:

[…] basis points on the average net assets in the fund complex

Services Included in the Annual Basis Point Fee are current services performed under this Transfer Agent Servicing Agreement and include the following:

[…]

Miscellaneous Expenses Included in the Annual Basis Point Fee:

All other miscellaneous fees and expenses, including but not limited to the following: telephone toll-free lines, VRU maintenance and development, call transfers, mailing, sorting and postage, stationery, envelopes, programming, service/data conversion, AML verification services, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, data communication charges, excess history, omnibus conversions, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing, and commissions), FATCA and other compliance mailings.

Services NOT Included in the Annual Basis Point Fee:

[…]

Additional Services:

Services added after the date of this amendment will be at the then current standard USBGFS fee schedule rates. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

  Fees are calculated pro rata and billed monthly.

TRANSFER AGENT & SHAREHOLDER SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE As of January 1, 2023

Charges Paid by Investors

Shareholder accounts will be charged based upon the type of activity and type of account, including the following:

Qualified Plan Fees

∎	$[…] /qualified plan acct (Cap at $[…]/SSN)
∎	$[…]/Coverdell ESA acct (Cap at $[…]/SSN)
∎	$[…]/transfer to successor trustee
∎	$[…]/participant distribution (Excluding SWPs)
∎	$[…]/refund of excess contribution
∎	$[…]/reconversion/recharacterization

Additional Shareholder Paid Fees

∎	$[…]/outgoing wire transfer
∎	$[…]/overnight delivery
∎	$[…]/telephone exchange
∎	$[…]/return check or ACH
∎	$[…]/stop payment
∎	$[…]/research request per account (Cap at $[…]/request) (For requested items of the second calendar year [or previous] to the request)

MARS SystemTM Reporting & Compliance Services – Supplemental Services Fee Schedule as of January 1, 2023

System 9i Products & Services (Monthly fee)*

∎	$[…] – MARS Sales & Compliance Reporting (includes […] sales users & […] compliance users)
∎	$[…] – Enhanced Services*

* Basic support components, file import assistance, data scrubbing (cleaning of firm, office, and rep information), database query requests, compliance report monitoring/review/analysis and business requirements analysis. Additional costs will be incurred for files imported into MARS. The data stewardship fee will be evaluated on an annual basis and is subject to change based on volume.

Additional System Setup & Implementation Costs (One-time fee)

∎	$[…] – Handheld Server Setup
∎	$[…] – RIA Feed Setup
∎	$[…] – CFG Fulfillment Setup
∎	$[…] – Google Maps Integration Setup
∎	$[…]– Coates Analytics Integration Setup
∎	$[…]– Standard Interface Setup (cost per interface)
∎	$[…]– Custom Data Interface Setup (cost per interface)
∎	$[…]– iPad
∎	$[…]- OmniServ

Additional Licenses (Monthly fee per user)

∎	$[…] – CRM User
∎	$[…] – Compliance User
∎	$[…] – Sales Reporting User
∎	$[…] – Omnibus Reconciliation User
∎	$[…] – Handheld User

∎	$[…]– iPad ([…]users)

Additional Module Services (Monthly per user unless otherwise noted)

∎	$[…]– Customer/Account Module (included with Compliance Module)
∎	$[…]– Data Quality Module (only […] license needed)
∎	$[…] – Profile Module (only […] license needed)
∎	$[…] – Document Management Module (only […] license needed)
∎	$[…]– Coates Analytics (only [...] license needed)
∎	$[…]– CFG Fulfillment (only […] license needed)
∎	$[…] – Mapping Integration Module – Google Maps (up to […] users)
∎	$[…] – RIA Monthly Load
∎	$[…] – Schwab DSA Automated File Load
∎	$[…] – Schwab/Fidelity/TD Ameritrade Monthly Sales/Asset Portal Data Load
∎	$[…]– OmniServ

MARS Training

∎	$[…]/day plus travel and out-of-pocket expenses if required

Software or Report Customization

∎	$[…] /hour

NSCC SDR Fees

∎	$[…] /month – Line Maintenance
∎	$[…]/hour – Line Use
∎	$[…]/[…] records – Transaction

System Version Upgrades & Enhancements – Quoted separately through a Statement of Work

** All additional costs that may be charged by intermediaries/NSCC for data feeds are not included.

Mutual Fund Profile II Services

Initial data review and population as well as ongoing support of information on DTCC’s Mutual Fund Profile 11 site

Initial data population: $[…]for less than […] CUSIPS / $[…]for […] CUSIPS or more

Monthly maintenance: $[…]per management company

Additional project fees may apply for events such as fund acquisitions, multiple fund/share class launches, share class charges and other large processing events outside of normal fund activity to be billed at rate of $[…]/hour